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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15
          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
      SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF
                           DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                                                Commission File Number:  0-15083

                         The South Financial Group, Inc.
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             (Exact name of registrant as specified in its charter)

                              102 South Main Street
                        Greenville, South Carolina 29601
                                  864-255-7900
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock Purchase Rights
              Noncumulative Convertible Preferred Stock Series 1994 Noncumulative Convertible Preferred Stock Series 1993
               Cumulative Convertible Preferred Stock Series 1992
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            (Title of each class of securities covered by this Form)

                          Common Stock, $1.00 Par Value
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      (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      X          Rule 12h-3(b)(1)(i)      X
Rule 12g-4(a)(1)(ii)    |_|         Rule 12h-3(b)(1)(ii)    |_|
Rule 12g-4(a)(2)(i)     |_|         Rule 12h-3(b)(2)(i)     |_|
Rule 12g-4(a)(2)(ii)    |_|         Rule 12h-3(b)(2)(ii)    |_|
                                    Rule 15d-6              |_|

     Approximate number of holders of record as of the certification or notice date: 0

         Pursuant to the requirements of the Securities Exchange Act of 1934, The South Financial Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 17, 2003                   By: /s/ William P. Crawford, Jr.
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                                              Name: William P. Crawford, Jr.
                                              Title: Executive Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.